Exhibit 99

Southcoast Financial Corporation

Southcoast Announces 2013 Results

Mt. Pleasant, S.C., January 17, 2014 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $9,065,000, or $1.28 per basic share, for the year ended December 31, 2013. This compares to unaudited net income of $3,518,000, or $0.50 per basic share, for the year ended December 31, 2012.  The December 31, 2013 income per share is based on 7,076,157 basic average shares compared to 7,044,365 basic average shares for 2012.

The 2013 results included the reversal of the Deferred Tax Asset (DTA) valuation allowance which contributed to a net tax benefit of approximately $6,590,000, or $0.93 per share.  The reversal was the result of six quarters of sustained profitability and improving credit quality which indicated an anticipated capacity to utilize the DTA in future periods. The impact of the DTA valuation allowance reversal, coupled with operating earnings, increased the Company’s book value to $6.02 per share as of December 31, 2013, compared to $4.86 per share as of December 31, 2012.  The 2013 results also reflect decreased levels of nonperforming assets and an improved deposit mix.

For the year ended December 31, 2013, net interest income totaled $13,703,000, an increase of $327,000 from $13,376,000 for the year ended December 31, 2012. The net interest margin increased to 3.63% as of December 31, 2013 from 3.55% as of December 31, 2012.

Noninterest income for 2013 decreased to $2,360,000 from $3,277,000 for 2012, primarily due to $626,000 of securities gains and $192,000 of gains on sales of fixed assets during the 2012 period, compared to only $105,000 of gains from sales of securities and $28,000 of gains on sales of fixed assets in the 2013 period.

Noninterest expense levels increased to $13,188,000 for 2013 from $12,118,000 for 2012. Included in 2012 was the benefit of $1,240,000 in net gains on sales of other real estate owned compared to only $339,000 for 2013.

Total assets as of December 31, 2013 were $447.4 million compared to $438.2 million as of December 31, 2012, an increase of 2.09%. Loans, excluding loans held for sale, increased to $331.9 million, from $327.5 million as of December 31, 2012. Deposits decreased by $3.8 million to $315.8 million at December 31, 2013, from $319.6 million at December 31, 2012.  This decrease was comprised of a $29.1 million decrease in time deposits between the two periods, offset by an increase of $25.3 in non-maturity deposit accounts. The growth in these core deposits was a major strategy incorporated in our 2013 strategic plan.

The Company’s ratio of nonperforming assets to total assets was 3.47% as of December 31, 2013, compared to 4.87% as of December 31, 2012.  The allowance for loan losses as a percentage of loans was 1.82% as of December 31, 2013, compared to 2.49% as of December 31, 2012.  The allowance for loan losses as a percentage of total nonperforming loans totaled 58.88% as of December 31, 2013, compared to 71.86% as of December 31, 2012.  The year to year reduction in the allowance for loan losses was indicative of improved credit quality in the loan portfolio, most notably due to a significant reduction in criticized and classified loans.  The subsidiary bank’s capital position as of December 31, 2013 remains in excess of regulatory well-capitalized requirements.

From January 4, 2013 to January 16, 2014, the Company’s stock price rose from $3.97 to $5.96. The earlier price has been adjusted for the stock dividend issued in early 2013. During the same period, the stock was included in the Russell 2000 Small Cap Index fund and celebrated its ten year anniversary on the NASDAQ exchange. “We are proud of these accomplishments and they reflect the hard work of our employees during an extremely challenging extended period”, said L. Wayne Pearson, Chairman and Chief Executive Officer.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	December 31	December 31
	2013	2012
	(Unadudited)
Assets
Cash and cash equivalents	$28,460	$21,984
Investments	43,451	48,367
Loans held for sale	271	1,789
Loans	331,906	327,469
Less: Allowance for loan losses	6,041	8,159

Net loans	325,865	319,310
Fixed assets	21,150	21,653
Other assets	28,187	25,118

Total Assets	$447,384	$438,221

Liabilities & Shareholders' Equity
Deposits:
Noninterest bearing	$40,399	$38,797
Interest bearing nontime	138,899	115,245
Time deposits	136,530	165,590

Total deposits	315,828	319,632
Other borrowings	73,818	69,949
Other liabilities	4,859	4,066
Junior subordinated debentures	10,310	10,310

Total liabilities	404,815	403,957

Shareholders' Equity
Common Stock	54,544	54,437
Accumulated deficit	(9,937)	(19,002)
Accumulated other comprehensive loss	(2,038)	(1,171)

Total shareholders' equity	42,569	34,264

Total Liabilities and
Shareholders' equity	$447,384	$438,221

Southcoast Financial Corporation
Consolidated Income Statements
(Dollars in thousands, except earnings per share)

	December 31,	December 31,
	2013	2012
	(Unaudited)
Interest Income
Interest and fees on loans	$16,425	$16,947
Interest on investments	1,106	1,260
Interest on Fed funds sold	30	29
Total interest income	17,561	18,236

Interest expense	3,858	4,860
Net interest income	13,703	13,376
Provision for loan losses	400	880
Net interest income after provision	13,303	12,496

Noninterest income	2,360	3,277
Total operating income	15,663	15,773

Noninterest expense
Salaries and benefits	7,024	6,487
Occupancy and equipment	2,935	2,904
Other expenses	3,229	2,727
Total noninterest expense	13,188	12,118

Income before taxes	2,475	3,655

Income tax expense (benefit)	(6,590)	137
Net income	$9,065	$3,518

Basic net income per share	$1.28	$0.50

Diluted net income per share	$1.28	$0.50

Average number of shares
Basic	7,076,157	7,044,365
Diluted	7,076,157	7,044,365

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Year Ended
	December 31, 2013	December 31, 2012
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$13,703	$13,376
Provision for loan losses	400	880
Noninterest income	2,360	3,277
Noninterest expenses	13,188	12,118
Income tax expense (benefit)	(6,590)	137
Net income	$9,065	$3,518

PER SHARE DATA
Net income per share
Basic	$1.28	$0.50
Diluted	$1.28	$0.50

BALANCE SHEET DATA
Total assets	$447,384	$438,221
Total deposits	315,828	319,632
Total loans (net)	325,865	319,310
Investment securities	43,451	48,367
Other borrowings	73,818	69,949
Junior subordinated debentures	10,310	10,310
Shareholders' equity	42,569	34,264

Average shares outstanding1
Basic	7,076,157	7,044,365
Diluted	7,076,157	7,044,365

Book value per share1	$6.01	$4.86

Key ratios
Return on assets	2.09%	0.81%
Return on equity	23.60%	10.81%
Equity to asset ratio	9.52%	7.82%
Nonperforming assets2 to assets	3.47%	4.87%
Reserve to loans	1.82%	2.49%
Reserve to nonperforming loans3	58.88%	69.56%
Net interest margin	3.63%	3.55%

1 Prior period per share amounts restated for 15% stock dividend paid during June 2013.
2 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, troubled debt restructures, and other real estate owned.
3 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, and troubled debt restructures.